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                                                                       Exhibit 5



                                 August 15, 2000



Delhaize America, Inc.
2110 Executive Drive
P.O. Box 1330
Salisbury, North Carolina 28145-1330

Ladies and Gentlemen:

     As local counsel to Delhaize America, Inc., a North Carolina corporation formerly known as Food Lion, Inc. (the "Company"), we have been asked to render the following opinion in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of an aggregate of 12,047,793 shares (the "Shares") of the Company's Class A common stock, par value $.50 per share, by certain selling shareholders identified in the Registration Statement.

     In so acting, we have examined such records and documents as we have deemed relevant as a basis for the opinion expressed herein, and we have relied upon an officer's certificate as to certain factual matters.

     Based on the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     We consent to be named under the caption "Legal Matters" in the Registration Statement as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                           Sincerely,

                                           ROBINSON, BRADSHAW & HINSON, P.A.

                                           By: /s/ David W. Dabbs
                                               ------------------
                                               David W. Dabbs